Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group — Director, Corporate Relations
George Zoley
The GEO Group — Chairman, CEO
Brian Evans
The GEO Group — CFO
Wayne Calabrese
The GEO Group — Vice Chairman, President
CONFERENCE CALL PARTICIPANTS
Kevin Campbell
Avondale Partners — Analyst
Todd Van Fleet
First Analysis — Analyst
Manav Patnail
Barclays Capital — Analyst
Jamie Sulllivan
RBC Capital — Analyst
T.C. Robolard
Signal Hill Capital — Analyst
Mickey Schleien
Ladenburg — Analyst
Chuck Ruff
Inside Investments — Analyst
Andrew Morey
Cross Wind Investments — Analyst
Greg Williams
Sidoti & Company — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the third quarter The GEO Group earnings conference call. My name is Ann and I will be your coordinator for today’s call. (Operator Instructions). As a reminder, this conference is being recorded. At this time, all participants are in listen-only mode. And we will be facilitating a question-and-answer session following the presentation.
I would now like to turn the presentation over to Mr. Pablo Paez, Director of Corporate Relations. Please proceed, sir.

Pablo Paez — The GEO Group — Director, Corporate Relations
Thank you, operator. Good morning everyone. Thank you for joining us for today’s discussion of The GEO Group’s third quarter 2009 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calabrese, Vice Chairman and President; and Brian Evans, Chief Financial Officer. This morning we will discuss our third quarter performance and current business development activities and will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.

Today with we will discuss non-GAAP basis information. A reconciliation to from non-GAAP basis information to GAAP basis results may be found in the press release we issued this morning. Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we may give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to follow the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements. As a result of various factors contained in our Securities and Exchange Commission filings, including the forms 10-K, 10-Q, and 8-K reports.
With that please allow me to turn this call over to George Zoley. George?

George Zoley — The GEO Group — Chairman, CEO
Thank you, Pablo. Good morning and everyone and thank you for joining us. Today we reported strong third quarter results driven by continued solid performance from our core operations in US Corrections, GEO Care and International Services. Our quarterly pro forma EPS increased 15% to $0.38 from $0.33 a year ago. And our GAAP EPS increased 23% to $0.37 from $0.30 a year ago. For the first nine months we reported pro forma EPS of $1.02, and GAAP EPS of $0.98 representing increases of 16% and 23%, respectively. Our total quarterly revenues were $295 million, including $38 million in construction revenues, which were $18 million higher than previously anticipated due to the timing of our construction project in the Santa Rosa County, Florida. As a quick reminder, our construction revenues are merely pass through revenues with no profit component. We break out the operating revenues from each of the three business units in our press release.
Our quarterly adjusted EBITDA grew to $46.7 million from $41.3 million representing an 11% increase. And we recorded strong adjusted free cash flow for the quarter of $32.1 million or $0.62 per share. The primary drivers for our year-over-year growth for revenues and earnings in the quarter were the normalized contributions from eight facilities with a total of 5900 new beds, which we activated during 2008. As well as the January 192 bed expansion of the Robert Deyton facility in Georgia. The second quarter 100 bed expansion of our Broward County, Florida ICE facility expansion, and the third quarter acquisition of the 260 bed Harmondsworth Immigration Centre in the UK and the 384 bed expansion of our Graceville facility in Florida. Our US Corrections average per diem for the quarter increased to $53.73 from $53.50 one year ago. Our average occupancy rate for the third quarter was approximately 95%. This compares to approximately 97% for the same period one year ago. Beginning in last year’s fourth quarter, we have added more than 3700 new beds to the timing of ramping and filling these new beds has resulted in this decline of our occupancy rate compared to last year.
This morning we also confirmed our financial guidance for the fourth quarter of 2009. We confirmed our fourth quarter earnings in a pro forma range of $0.38 to $0.39 per share. Excluding approximately $0.08 related to a one-time charge due to the refinancing of our bonds and $0.03 in start-up expenses related to activation of the Columbia Regional Care Center in South Carolina and the Parklea facility in New South Wales, Australia. We confirmed our fourth quarter total revenues in the range of $313 million, and $318 million including approximately $25 million in construction revenues. As a result of our strong third quarter performance in our confirmed outlook for the fourth quarter, our full year earnings guidance has increased to a pro forma range of $1.40 to $1.41, excluding the one-time $0.08 refinancing charge in the fourth quarter as well as $0.07 in start up expenses and international bid costs for the entire year. Our fourth quarter guidance reflects an additional $1.5 million in interest expense as a result of our recent refinancing activities. Notwithstanding this additional interest expense, we have confirmed our forth quarter guidance and increased our full year guidance due to the continued strong performance of our core operations.
Now I would like to discuss our recent and upcoming project activations before I address our refinancing transactions and capital availability. On September 30th, we announced the completion of our Just Care acquisition and assumed the management of the 354 bed Columbia Regional Care Center. This regional forensic and skilled nurse facility serves inmates and detainees on behalf of the states of Georgia and South Carolina, as well ICE in the US Marshal Service. The facilities expected to generate $30 million in annual revenues and will add $0.04 to our earnings. On October 24th, our new contract for the Northwest Detention Immigration Center in Tacoma, Washington, went into effect. Under the new contract, the center’s capacity was expanded from 1,030 beds to 1,575 beds and the transportation functions were also expanded. The new contract for this Company-owned facility is expected to generate approximately $60 million in annual revenues at full occupancy.
On October 30th, we assumed the management of the 823 bed Parklea Correctional Center in New South Wales, Australia. This management-only contract is expected to generate approximately $26 million in annual revenues. Additionally, we have two Company-owned expansions we expect to complete by the end of this year or early next year. In Michigan, we expect to complete the 1,225 bed expansion of our Company-owned 500 bed North Lake facility. In Colorado, we expect to complete the 1,100 bed expansion of our Company-owned 400 bed Aurora Immigration Detention Facility. In mid 2010, we are scheduled to complete construction on the new 2,000 bed managed-only Blackwater River facility in Florida, as well as activate the 360 bed expansion of the 260 bed managed-only Harmondsworth Immigration facility in the UK.

Turning to our credit facilities, we recently completed two major refinancing transactions that have positioned our Company to aggressively compete for future significant growth opportunities. First, we completed a $250 million bond offering with a coupon of 7.75% and a yield to maturity of 8%. Our offering was almost four times oversubscribed, showing widespread confidence in our Company’s business model. We used the net proceeds from this note offering to redeem our $150 million 8.25% notes, which were due 2013, and pay down amounts outstanding under our revolver. Simultaneously, we also completed an extension in amendment to our revolver, which increased our borrowing capacity from $240 million to $325 million. Our new revolver will bear interest at LIBOR plus 3.25% and will mature in September 2012.
Our current committed capital projects require CapEx of $204 million, of which we have already spent $137 million through the end of the third quarter. We expect to spend another $39 million in the fourth quarter and another $28 million in 2010 to complete these projects. Following the completion and activation of our current capital projects in early 2010, which will be funded primarily through free cash flow, we expect to have approximately $65 million in outstanding borrowings, along with approximately $45 million set aside for letters of credit under the revolver, leaving approximately $215 million in available borrowing capacity. Additionally, we expect to start generating approximately $125 million in adjusted free cash flow on an annual run rate, following the activation of our current Company-owned capital projects. Therefore, over a two year period, we will have approximately $465 million in available capital for new growth opportunities. As we have previously guided, our targeted cash on cash return on invested capitals approximately 15%. Based on that target the investment of $465 million in new Company-owned capital projects would result in additive EBITDA of approximately $70 million. With our recapitalized balance sheets, we are well positioned to capture new large-scale Company-owned projects in our core market segments.
I would now like to address our market segments beginning with the three federal Government agencies we serve. The main driver for the growth of new beds at the federal level continues to be the detention and incarceration of criminal aliens. None of the three federal agencies are receiving construction funds for fiscal years 2010 and 2011 in order to construct their own detention facilities. Therefore, we expect they will continue to rely heavily on the private sector to provide for their new capacity. The US Marshals and the BOP house criminal aliens facing criminal charges or serving time as a result of conviction. The ICE population currently includes approximately an equal number of undocumented aliens and criminal aliens who have completed their federal and state sentences and are awaiting deportation. ICE recently announced a number of recommended immigration reforms, and we attended the ICE hosted-industry day in Washington DC last Friday. We believe there will be continue to be on going opportunities for our industry.
Going forward, ICE will emphasize the detention and removal of criminal aliens, the ICE Secure Communities Initiative continues to be funded by Congress. The initiative relates to the tracking, detention, and deportation of criminal aliens. To fulfill this task, ICE has been allocated $1.5 billion, which represents a 50% increase over prior year funded levels. Additionally, ICE has indicated a desire to consolidate its detention operations into larger facilities. By our estimate, ICE currently houses 16,000 detainees or half of its population in 15 privately managed, while the half are mostly are housed in more than 200 other mixed population facilities. We believe that ICE will continue to consolidate its detention population to larger dedicated facilities provided by the private sector.
An example of this new trend is our new contract and expanded 1,575 bed Northwest Detention Center in Tacoma, Washington. The center will serve as a regional detention hub in the Pacific Northwest. In the next 45 days we expect ICE to issue a formal RFP for a new 2,200 bed to be developed and managed in Southern California area. We expect to see an award on this large-scale new opportunity by the end of 2010. Regarding the detention of noncriminal undocumented alien, ICE explores the use of less restrictive residential facilities providing another new area of opportunity. The bureau prisons has two active procurement under the Criminal Alien Requirement, or CAR program. We expect that CAR 9 will result in the order of approximately 1,700 to 2,000 additional bed with an award late in late 2009 or early 2010 following the completion of the environmental reviews of our Michigan site and the Florida site proposed by another company. Car 10 relates to 3,800 beds which are currently provided at two different private facilities. We expect the award this year or early next year.
Additionally, the BOP issued a request for information earlier this year for 3,000 beds in South Texas to house short term sentenced offenders. We expect that the BOP will issue a formal RFP for 3,000 STS beds in the next 60 to 90 days with potential awards in 2010 involving one or two facilities. This is another large-scale opportunity. With regard to rebids, the BOP is rebidding the contract for our Company-owned Rivers Correctional Institution in Winton, North Carolina. Proposals were submitted in May and are currently under evaluation while our contract continues through March 2011. An award under this procurement is scheduled for early 2010. The BOP is also rebidding the contract for our Company-leased Brooklyn Residential Reentry Center in New York which runs through February 2010. Proposals have been submitted and we expect an award will be made under this procurement by the end of the year.
Our third federal client, the US Marshal Service, procures beds nationwide through the office of the Federal Detention Trustee, which has been allocated over $1.4 billion in proposed budget to house an average daily population of more than 60,000 detainees. Turning to the state market, our 10-state clients have completed their budgets for fiscal year 2010, and their impact on GEO is included in our guidance. As we have previously disclosed, we have decided to discontinue two small county-owned facilities in Newton and Jefferson Counties in Texas. The effect of the discontinuation of these facilities will have no material impact on our performance. We believe that state budget pressures are creating additional interest in pursuing private prison project as a means to achieve cost savings. Specifically, in a recent special session, the Arizona legislature and Governor approved legislation includes three significant prison privitization proposals. Under the approved legislation, Arizona will procure 5,000 new in-state private beds with contracts to be awarded by mid 2010. Additionally, the legislation authorized concession agreements to privately operate state facilities and the sale lease back of state-owned facilities, with the goal of generating at least $100 million in approximately $1 billion in each respective case. RFPs for these two initiatives are expected later this year.
The state of California continues to look for ways to increase prison capacity. It recently submitted a plan to the federal three-judge panel which calls for California prison population to be reduced through a number of initiatives, including the increased use of private beds in-state as well as 7,500 additional out-of-state beds. While the plan in its current form was rejected by the three-judge federal panel, we continue to believe that the state of California favors the use of additional private beds in state and out of state as part of an overall plan to reduce its inmate population. We recently received notice from the state of California of the closing of our 224 bed McFarland Community Correction Facility which houses a low security level population. This will have no material impact on our performance since the facility has been underutilized by the state and was performing at a financial break even. We believe this is part pouf the state’s plan to maximize use of its available private beds. The state also announced it will issue an RFP next month for higher security female beds and we expect to be able to propose our McFarland facility for that use.
In Georgia, we recently responded to an RFP for 1,000. These beds can be provided at existing or expanded facilities or through new green field sites. We expect award for this RFP to be made before year-end. Between the demand at the federal level and the growing need for cost efficient beds at the state level, our industry is experiencing the strongest demand in our history, and the opportunities are becoming larger in scale and more capital-intensive. Given these dynamics we believe that the larger companies with immediate access to lower cost capital will likely have an advantage as these opportunities materialize. We clearly feel that The GEO Group is well positioned to benefit from these trends.
Next I’d like to update you on our international business development efforts. In South Africa, we submitted our proposals in response to RFPs issued by the Department of Correctional Services for the construction and management of four new 3,000 bed prisons. It is possible for one company to be awarded contracts for two of these four prison projects, and we expect contract awards to be made in 2010. In the UK, the government is moving forward with plans to develop five new 1,500 bed prisons to be built and managed by the private sector. We are going through the prequalification process and hope to be invited to compete on these opportunities. A series of public meetings will be held this month, and we expect the government to begin issuing official RFPs in 2010. And as previously discussed, we are recently awarded a contract by the government of New South Wales for the management of the 823 bed Parklea Correctional Center.
Moving to our mental health opportunities, we also previously discussed we recently completed the acquisition of Just Care and assumed the operation at 354 bed Columbia Regional Care Center, which serves the states of Georgia, South Carolina ,as well as ICE in the US Marshals, generating approximately $30 million in annual revenues. We are very pleased as Just Care acquisition gives GEO Care four new clients outside of the state of Florida and is expected to be $0.04 accretive. GEO Care has also been selected by Montgomery County, Texas for the operation of a new forensic hospital with an approximate capacity of 100 beds which is expected to open in March 2011. Montgomery County is negotiated an intergovernmental agreement with the state of Texas for development operation of the new forensic facility which is expected to be signed by year-end. Additionally, GEO Care continues to market services to multiple states and expect the RFP may be issued by some of these states, including the state of Georgia, which has previously issued two RFPs for several forensic beds.
In closing, we are very pleased with our third quarter results and our improved outlook for the full year. We continue on track to have the best year in our Company’s history despite difficult economic times. Our strong financial performance reflects the continued organic growth of our Company, driven by the overall demand in our industry, notwithstanding today’s difficult economic environment. We are completing our two remaining Company-owned expansions which will increase our 18,600 Company-owned beds by approximately 2,800 beds, and will increase our long-term asset book value to over $1 billion. With our recapitalized balance sheet, we are well positioned to take advantage of the strong business fundamentals and continued demand in our market segments. By mid 2010, we expect to have $465 million of in available capacity over a two-year period to be deployed toward significant organic growth opportunities. Based on our minimum targeted cash on cash return of approximately 15%, the investment of that capital could generate approximately $70 million in additive EBITDA to our Company by significantly increasing our earnings per share.
This concludes my presentation. I would now like to open the call to your questions.

QUESTION AND ANSWER

Operator
Okay. (Operator Instructions). The first question comes from Kevin Campbell with Avondale Partners. Please proceed.

Kevin Campbell — Avondale Partners — Analyst
Hi. Thanks for taking my questions. I was hoping you could start off by talking about the contribution for both the US corrections and international corrections. US was up about 160 basis points sequentially, and international continues to come down. I’d love to hear sort of the explanation what’s driving that on both sides?

Brian Evans — The GEO Group — CFO
Hi, Kevin. It is Brian. In the — on the US side, I think it is just — it is a couple of factors in Q3 versus Q2. We had two contracts that we had the full impact of the renegotiated started in Q2 and spilled over into Q3 primarily South Bay, which was affected July 1 and then our Broward contract that started in Q2. Other than that, there was, as we previously indicated populations were better in some of our state facilities. Those are the main factors US. International, the biggest impact international for the quarter that’s really driving the margins down is the start up costs related to the Harmonsworth project were significant during the quarter. When you adjust for those you are at about our typical number, about 9% to 10%.

Kevin Campbell — Avondale Partners — Analyst
How long do you expect those sort of start-up or ramp costs will be in place? Should — is that something we should expect to continue for another quarter or two?

Brian Evans — The GEO Group — CFO
In the fourth quarter, you will see some more start up costs. It will pull the margins down again. That is going to be associated with the new win in Australia, the Parklay contract.

Kevin Campbell — Avondale Partners — Analyst
So I mean it will pull it down from the 5% we saw here? We are not going to see it offset by improvement at Harmonsworth?

Brian Evans — The GEO Group — CFO
It will pull it down from the pro forma, 9%, down probably that 6% range.

Kevin Campbell — Avondale Partners — Analyst
Okay. Great. And if you could talk to on the G&A front, obviously that came in a little below what we were expecting. Maybe some of the drivers there, and why or why not they should or should not continue?

Brian Evans — The GEO Group — CFO
In looking it was just a number of different, no one that was significant. One-time pick ups. But looking going forward and adjust those out, we still look at a run rate of $16.5 million to $17 million.

Kevin Campbell — Avondale Partners — Analyst
Okay. And then just quick question on capitalized interest, what was it in the third quarter and what should we expect in Q4?

Brian Evans — The GEO Group — CFO
Q3 was about $1.5 million, and Q4 a little higher than that, $1.6 million to $1.7 million.

Kevin Campbell — Avondale Partners — Analyst
Great. Thank you very much.

Operator
Our next question comes from the line of Todd Van Fleet with First Analysis. Please proceed.

Todd Van Fleet — First Analysis — Analyst
Morning, guys. George, you talked about the ten state customers you are doing business with. It is pretty uncertain environment out there, fiscally speaking. And nobody has a great crystal ball here. But, of the ten state customer, how good of a feel would you say you have for how they’re going to react in the face of increasing budget pressure, let’s say over the course of, certainly the rest of this fiscal year leading into fiscal 2011? Those ten state customers, if you make some assumption regarding times getting tougher and budgets getting leaner, do you have a good feel for how you think they’re going to react with respect to their views on their budget activities and perhaps the DOC spending levels in those respective states? If you could kind of speak qualitatively on that, that would be helpful.

George Zoley — The GEO Group — Chairman, CEO
As you point out, we only have ten state customers. We are not in the out of state prison business at this time. So we don’t have that kind of exposure. But, our ten state customers have had budget cut backs this year that we’re already living with. And I — from my view I really just see a continuation of that same situation. Our performance this year has already been impacted to some extent by state economic difficulties. And if you look at our occupancy, where it has historically been at 97%. It is only 95%. So if the states weren’t having their current problems, our performance would be even higher than it presently is by virtue of the occupancy. But it is what it is, and I really just see a continuation of the current situation.

Todd Van Fleet — First Analysis — Analyst
And that, —

George Zoley — The GEO Group — Chairman, CEO
Not a further deterioration.

Todd Van Fleet — First Analysis — Analyst
A further — so not a deterioration then from where we are at today or where we are going to be probably at the end of 2010?

George Zoley — The GEO Group — Chairman, CEO
That’s right. We already are experiencing empty beds in some of our facilities, and that’s reflected in the occupancy of 95%. So, I expect really just a continuation of what we have been experiencing.

Todd Van Fleet — First Analysis — Analyst
Okay. Thanks. I will drop out for the moment. Thanks.

Operator
The next question comes from the line of Manav Patnaik with Barclays Capital. Please proceed.

Manav Patnail — Barclays Capital — Analyst
Good morning, gentlemen. Good quarter ,a couple of quick questions, fist a follow up to the previous question. Can you give us maybe a little color on, of your ten state clients how many did, or have you already given maybe per diem concessions to or other form of concessions, and what sort of negotiations you’ve already had with those ten customers and depending on that, I guess, how much more room is there for them to negotiate with you guys?

George Zoley — The GEO Group — Chairman, CEO
Well, we have already had direct or indirect discussions with several of the clients and they have either asked us to take cut, we have negotiated, or they have just reduced occupancy, which has occurred in a few cases, and they have the ability to do that unilaterally. That’s already been reflected in our financial results for this year which again,is the best year in our Company’s history and I really fundamentally see a continuation of it without a material deterioration.

Manav Patnail — Barclays Capital — Analyst
Okay. Fair enough. In your fourth quarter guidance, can you give us a sense of what sort of utilization you guys are assuming in the Tacoma ramp up and how we should look at the opening of the Australia facility? Does the ICE contract have a guarantee and how about the Australian one?

George Zoley — The GEO Group — Chairman, CEO
With regards to Tacoma, that contract went into effect October 24th, and we are being paid from that date, regardless of the ramp up.

Manav Patnail — Barclays Capital — Analyst
Is that a 90% guarantee occupancy, or —

George Zoley — The GEO Group — Chairman, CEO
I believe it is approximately 75%, but our economics are embed in the 75% guarantee.

Manav Patnail — Barclays Capital — Analyst
Okay.

George Zoley — The GEO Group — Chairman, CEO
In Parklay, Wayne?

Wayne Calabrese — The GEO Group — Vice Chairman, President
Yes. Parklay is done on a ramp up basis in fact, the population of the 823 bed facility was reduced to approximately 500 prisoners during the transition phase if you will, and as our additional staff complete training and come on board, the inmates will ramp up with them, and the payments will move along in accordance with that ramp up schedule.

Manav Patnail — Barclays Capital — Analyst
Okay. And just a final question on GEO Care with respect to the Montgomery, Texas award. Is that already being awarded by you? I’m just a little confused. Can you also, just talk about I guess, in terms of construction CapEx, what your sort of liability is, for the March 2011 opening?

George Zoley — The GEO Group — Chairman, CEO
On Montgomery, yes, we have been awarded a contract by Montgomery County be their subcontractor, at this new facility, and they in turn are negotiating a final intergovernmental agreement between themselves and the state of Texas.

Manav Patnail — Barclays Capital — Analyst
Okay. All right. Fair enough. Thank you, guys.

George Zoley — The GEO Group — Chairman, CEO
Thank you.

Wayne Calabrese — The GEO Group — Vice Chairman, President
There’s no CapEx on that one.

Brian Evans — The GEO Group — CFO
No, and that was financed by Montgomery county.

Operator
And the next question comes from the line of Jamie Sullivan with RBC Capital. Please proceed.

Jamie Sulllivan — RBC Capital — Analyst
Hi. Good morning, everyone.

George Zoley — The GEO Group — Chairman, CEO
Good morning.

Wayne Calabrese — The GEO Group — Vice Chairman, President
Morning.

Jamie Sulllivan — RBC Capital — Analyst
Question just on with the balance sheet availability you have now, what your stance is on some speculative building or keeping some inventory of beds on hand, given the opportunities that is you see out there.

George Zoley — The GEO Group — Chairman, CEO
I think our position remains fairly consistent that we will not proceed with any speculative building in advance of a contract award. We have our two expansions that are yet to be completed and will be finalized, I think by early next year. That is in Michigan and Aurora, Colorado, with the completion of those, we will wait out any further opportunities and following natural contract. But that’s not to say that we are not prepared for other opportunities. We are land banking all of the time, that is acquiring land, acquiring development rights for future projects and positioning ourselves for new opportunities, but we are not moving forward with funding brick and mortar in advance of a RFP or contract award.

Jamie Sulllivan — RBC Capital — Analyst
Okay. Then just I guess some additional thoughts on Arizona and their proposed lease back arrangement whether that looks like a realistic transaction that may occur in the state, just your thoughts there would with helpful.

George Zoley — The GEO Group — Chairman, CEO
Well, I think there’s certainly a lot of movement toward that direction. The state has a severe budget deficit and recent published articles have indicated all the departments would have to take almost 15% cut unless new money is found. And the sale lease back initiative as well as the concession agreement initiatives are a means by which to provide that additional funding. If this process is as successful in the state of Arizona, it can be a game changer for our industry because I think it will be quickly emulated by several other states around the country.

Jamie Sulllivan — RBC Capital — Analyst
Okay. Thanks. Then just one last quick one, what we should expect for the tax rate on the fourth quarter and going forward.

Brian Evans — The GEO Group — CFO
For the balance of this year it would be 38.5%, 39%.

Jamie Sulllivan — RBC Capital — Analyst
Okay. Thanks very much.

Operator
And the next question comes from the line of T.C. Robillard with Signal Hill Capital. Please proceed.

T.C. Robolard — Signal Hill Capital — Analyst
Great. Thanks. Good morning, guys.

George Zoley — The GEO Group — Chairman, CEO
Morning. Just a — George, can you give us a sense of how to think about the pro forma margins on the US corrections business? Obviously you have got a few moving parts in there. Can you just give us a sense on how to think about the trend of that the next several quarters?

Brian Evans — The GEO Group — CFO
Well, I — this quarter should be — well, Q4 to Q3 you have got the Tacoma project coming online, which is an owned facility and has strong operating margins, and then in 2010, it will be affected by the timing of the two expansion projects in Aurora and Michigan. Also both owned with margins above our typical average. Those should help improve our margins into next year.

T.C. Robolard — Signal Hill Capital — Analyst
Okay. Perfect. And Brian, just a couple of housekeeping items, can you give me cash from ops and CapEx 3Q?

Brian Evans — The GEO Group — CFO
CapEx was about $40 million, I don’t have the cash from ops number if front of me right now.

T.C. Robolard — Signal Hill Capital — Analyst
That’s okay. I can circle back with you on that. Can you break down — or was there a break down, the start up expenses as little bit over $1 million in the quarter. Can you give us a break down of that between international and US?

Brian Evans — The GEO Group — CFO
It was all international’ all related to the Harmonsworth project.

T.C. Robolard — Signal Hill Capital — Analyst
Okay. That’s what I figured, but I wanted to double check. George, can you give us a sense on GEO Care one of the things that I have seen pop up is the potential to, through the various health care bills being batted around in Washington right now, there seems to be some thought about doing a kind of an eight state pilot project where they would use Medicaid funds to expand private mental health beds. Anything you can talk to on that front?

George Zoley — The GEO Group — Chairman, CEO
Not really, TC. I am not familiar, the linkage between that initiative and the benefit to GEO Care.

T.C. Robolard — Signal Hill Capital — Analyst
Okay. Well, that was my follow on. That’s not something where GEO is positioned to take a benefit. A state that was batted around was the state of Florida.

George Zoley — The GEO Group — Chairman, CEO
No. I know states have always wondered how to get their prisoners qualified under Medicaid and Medicare. But nobody has been able to crack that code.

T.C. Robolard — Signal Hill Capital — Analyst
We are talking completely different private mental health beds, not the criminal ones where GEO Care is sitting.

George Zoley — The GEO Group — Chairman, CEO
That’s correct.

T.C. Robolard — Signal Hill Capital — Analyst
Okay. And then lastly just on Arizona, I just want to make sure I am understanding the proposal. The $100 million that is being batted around in the press and coming out of Arizona, is that basically an entry fee? Would the bidder in that get any control over those facilities or would those continue to be assets of the state, and then just managed-only business? I am just trying to get a sense — on face it looks as if that just really takes the economic as way from the managed-only contract, but I’m assuming there has to be something I am missing there. Otherwise I couldn’t imagine they would put that out there if no one would bid on it.

George Zoley — The GEO Group — Chairman, CEO
It is a concession agreement to be able to manage a facility and monetize the value of that arrangement on behalf of the state. And for us, a quick analogy is what we just did in the acquisition of the Just Care facility in Columbia, South Carolina. That is a state-owned psychiatric hospital. So the state continues to own that but we have is a 30-year lease, essentially a concession agreement to operate that facility for the state as well as other clients, and we paid $40 million for that right. So, that works well when the economics permit such a transaction. I don’t know that every facility in Arizona will lend itself to this kind of transaction. Others will lend themselves better than others, but I think it is a very interesting concept. It is one we are enjoying right now through the Just Care acquisition. So it has validity. But it remains to be seen as to how it is actually executed in Arizona.

T.C. Robolard — Signal Hill Capital — Analyst
And is there any thought process on the timing there, or is this something still up in the air with respect to how Arizona is thinking about it?

George Zoley — The GEO Group — Chairman, CEO
I believe the legislation requires all of these initiatives to be executed and put into place by July 1 of next year.

T.C. Robolard — Signal Hill Capital — Analyst
Okay. Just trying to reconcile that with the 5,000 bed RFP and you had mentioned that as well. that something that the state could do simultaneously, or is this an either/or situation?

George Zoley — The GEO Group — Chairman, CEO
That’s the 5,000 bed RFP is one of the three initiates. The other two being the sale lease back and the concession agreement. All three are to be bid out and executed by the July 1 of next year.

T.C. Robolard — Signal Hill Capital — Analyst
Okay. That’s great. Thanks. Appreciate it.

Operator
The next question comes from the line of Mickey Schleien with Ladenburg. Please proceed.

Mickey Schleien — Ladenburg — Analyst

Good morning. My question is related to the per diem rates on the international segment. They were up very nicely, and I’m assuming that’s related to the weakness in the dollar, but I wanted to confirm that, and also wanted to understand your perspective on the dollar in terms of your guidance.

Brian Evans — The GEO Group — CFO
It would be revenues impacted by that when you translate it back to the US dollar by the weakening of the dollar, so that would be an impact. You also had the Harmonsworth project that opened during the quarter which is in the UK and it is going to have fairly high per diems. Going forward we look at the forward curve and we take that into account.

Wayne Calabrese — The GEO Group — Vice Chairman, President
The international per diems are generally higher than the US per diem.

Brian Evans — The GEO Group — CFO
Right.

Wayne Calabrese — The GEO Group — Vice Chairman, President
By a significant percentage.

Brian Evans — The GEO Group — CFO
Yes.

Mickey Schleien — Ladenburg — Analyst
You were saying something about the forward curve, Brian.

Brian Evans — The GEO Group — CFO
We have accounted for that in our Q4 estimate just based on the bank estimate of the FX rates going into Q4.

Mickey Schleien — Ladenburg — Analyst
Okay. Thank you.

Operator
The next question comes from the line of Todd Van Fleet with First Analysis. Please proceed.

Todd Van Fleet — First Analysis — Analyst
Guy, on the operating expense front or facility expense front, just thinking about kind of the bigger picture which you are here I guess — to some degree with respect to health care, kind of a different angle on this, but what is happening in the health care debate and what might be the eventual outcome impact your costs structure at all at your facility, based on general landscape now on the way people expect it to shape up. Do you foresee any sort of health care reform program, does that result in any sort of change to your cost structure, expense structure in terms of the way you provide health care and health care delivery in your facilities?

Wayne Calabrese — The GEO Group — Vice Chairman, President
Todd, this is Wayne. The CBO analysis that I saw suggested maybe as few as 5 million may sign up for the so-called public option, as is currently configured in the House and Senate language. It doesn’t sound like a lot of private employer plans will be affected in any sort of near or even midterm. I wouldn’t expect what’s going on right now to have much on an effect on our employees who have health care benefits in their programs.

Todd Van Fleet — First Analysis — Analyst
Okay. So either from that perspective or the inmates that are receiving health care in the facilities.

Wayne Calabrese — The GEO Group — Vice Chairman, President
The inmate health care is provided by us and/or the client depending on the contract and none of that to my knowledge will be affected. It will certainly be welcomed if they suddenly became eligible. But I don’t believe anybody is anticipating that.

Todd Van Fleet — First Analysis — Analyst
Okay. And then, from another expense point of view, when you think about wages and the facilities, when we think of the environment then, we kind of talked about a little earlier. Tough environment for budgets, maybe it doesn’t get worse as George indicated that maybe you are expecting it won’t get worse from here, or deteriorate,. But let’s say a continuation where we are at today, in that kind of environment, do you expect any kind of upward wage pressure — or maybe you have some downward wage pressure. I am just trying to get a sense for how you guys are thinking about the current economic environment and the likely economic environment that we are going find ourselves in throughout the course of the year leading into the next fiscal year for our state customers in particular. Do you sense there’s any wage pressure one way or the other?

George Zoley — The GEO Group — Chairman, CEO
In the federal sector, first, we have what’s called a wage determination, and the department of labor sets the wages for our employees, and we follow those wages and periodically, they will reset them, and we will be reimbursed additional funds for those higher wages. So, we are effectively insulated from wage inflation primarily in the federal sector. The state sector, we really take the lead from our state clients. If they’re not getting an increase or giving an increase to their state employee, particularly the Department of Corrections then we are not giving an increase. That seems to have been the case over the last year. If it continues as such, we will follow that lead.

Todd Van Fleet — First Analysis — Analyst
Okay. On the federal side though, George, is it if the wage determination dictates those employees will receive a wage hike, would that necessarily come with a per diem hike?

George Zoley — The GEO Group — Chairman, CEO
Yes, you’re eligible for that, and I think we’ve already discussed that in Tacoma.

Todd Van Fleet — First Analysis — Analyst
Okay. The upshot of it is the likelihood of margin construction as it relates to that issue on federal contracts, just doesn’t seem to be there.

George Zoley — The GEO Group — Chairman, CEO
No. That’s correct.

Todd Van Fleet — First Analysis — Analyst
Okay.

George Zoley — The GEO Group — Chairman, CEO
Effectively wage neutral.

Wayne Calabrese — The GEO Group — Vice Chairman, President
Neutral.

George Zoley — The GEO Group — Chairman, CEO
Were insulated or — from wage inflation.

Todd Van Fleet — First Analysis — Analyst
Okay. Very good. Thank, guys.

Operator
(Operator Instructions). The next question comes from Kevin Campbell with Avondale Partners. Please proceed.

Kevin Campbell — Avondale Partners — Analyst
Thank you. Just hoping you can talk about a little bit more about the Just Care acquisition and really the integration at this point now that we are a few weeks into it.

George Zoley — The GEO Group — Chairman, CEO
Well, I have to benefit with Wayne, to take a trip there last week, and I was very impressed with the physical plant, the facility looks remarkably clean, professional, kind of glistening it looks like a hospital facility you would imagine it to be and the services are very diverse and include dialysis services and skilled nursing care, and it is a well run facility, great physical plant, room for expansion, and as we said, the occupancy is 85%, and it has the potential to be increased and therefore improved financial results. We couldn’t be more pleased with the current financial economics as well as the fact that there are four significant clients involved, the state of South Carolina, State of Georgia, US Marshall Service and ICE, and ideally we would like to see the DOP come in there as well.

Wayne Calabrese — The GEO Group — Vice Chairman, President
Kevin, this is Wayne. I would add to what George said. We visited with two of those clients, the federal ones in Washington and discussed that acquisition and the transition they were quite pleased, and we also met with the senior staff at the facility and had an opportunity to meet with the line staff as we walked around and really to a person they were very positive about the integration of The GEO Group and GEO Care.

Kevin Campbell — Avondale Partners — Analyst
There have been no — nothing that surprised you at this point, financially speaking that would positively or negatively affect results? It has been what you expected from your diligence?

George Zoley — The GEO Group — Chairman, CEO
Yes.

Kevin Campbell — Avondale Partners — Analyst
And where would this fall from a segment reporting purpose? Is it going to be under US corrections or under GEO Care?

Brian Evans — The GEO Group — CFO
GEO Care.

Kevin Campbell — Avondale Partners — Analyst
Okay. I think that does it. Thank you very much.

Brian Evans — The GEO Group — CFO
Yes.

Operator
The next question comes from the line of [Chuck Ruff] with [Inside Investments]. Please proceed.

Chuck Ruff — Inside Investments — Analyst
Hello. Can you talk a little bit about what’s going on in New Mexico. I guess there was a press release there talking about some of the cost cutting they would have to institute including closing some prisons if the Governor signs a budget bill?

Wayne Calabrese — The GEO Group — Vice Chairman, President
Yes, Chuck. This is Wayne again. I think what we are reading so far are reports of what the consequences may be if the 7.5% cuts go into effect that the legislature embedded in their budget. I think the Governor and his staff, heads of different departments are reporting what they may have to do to reach those required savings and in the case of corrections, the secretary reported at least one way to achieve those savings would be to close a couple of prisons, one of which houses female prisoners and the other houses male prisoners. I think both of them were located in Grants, a city in New Mexico. The impact on us, as George said earlier, remains one of inflation opposed to the closing. We have three prisons there as you know. One in Hobbs, one in Santa Rosa and one in Clayton, New Mexico. The populations at those three facilities have been depressed from what they had been earlier a year or so ago. But I think it is still remains to be whether those consequences will go into effect. The Governor has some discretion in terms of what he can do both from a view of striking through some line items or taking different paths to achieve the required savings. At least from what I’ve read, the legislature believes they have given the Governor some discretion on how to achieve the savings.

Chuck Ruff — Inside Investments — Analyst
Do you expect them to sign the budget bill?

Wayne Calabrese — The GEO Group — Vice Chairman, President
I don’t want to get into predicting what Governor Richardson may or may not do with the bill, but I am reading in the paper, and from what I read it is a toss up as to whether it will go into effect or not, or whether once into effect the means of achieving the savings will be as reported. We will know the answers very shortly.

Chuck Ruff — Inside Investments — Analyst
Okay. Thanks.

Operator
The next question comes from the line of Andrew [Morey] with [Cross Wind Investments]. Please proceed.

Andrew Morey — Cross Wind Investments — Analyst
Thanks very taking my question. I missed the per diem on international, I know you mentioned that. If you can say that one more time and secondly, could you go over your latest view on California and what you see potentially happening or not happening there? Thank you.

George Zoley — The GEO Group — Chairman, CEO
On California, as we discussed in our the prepared remarks. We believe — I think they have another week or two to resubmitted to the federal three-judge panel as to a revised plan to address their overcapacity and how they’re going to deal with it. Because the original plan that was submitted has been rejected, and I think their approach is at least two prong, one initiative is some levels of proreform, which will hopefully alleviate and reduce some population over a period of time. And the other approach is likely to be more beds in-state and out-of-state. In-state, I believe their plans — at least the original submitted plan which is not being revised included both Government beds and more private beds. And then the out-of-state beds I believe their original plan called for 7,500 over a period of time, and we don’t know if that number will be increased in the new plan that has to be submitted in the next approximately ten days.

Andrew Morey — Cross Wind Investments — Analyst
Okay.

Brian Evans — The GEO Group — CFO
On the per diem international is about $67 per bed per day.

Andrew Morey — Cross Wind Investments — Analyst
One last question, you were fairly clear on your thoughts about capital allocation on a speculative basis and wanting to have contracts, and such. Can you talk about the potential on construction cost? Do you see anything different there given what’s going on in the economy and given how bad all of the other parts of real estate are? There any potential for savings or efficiencies if you were to allocate some capital in the next year or two?

George Zoley — The GEO Group — Chairman, CEO
Well, our construction people have been telling us that prices have stabilized, and have not increased as they had the prior years. They have not really come down significantly, they just have not increased. And therefore they effectively stabilize. And I think we look at the average bed on a blended basis, whether it could be a mixture of cells and dorms, is between $60,000 and $65,000 a bed depending on where it is located in the country.

Andrew Morey — Cross Wind Investments — Analyst
Okay. Thank you.

Operator
The next question comes from the line of Greg Williams with Sidoti & Company. Please proceed.

Greg Williams — Sidoti & Company — Analyst
Good morning, guys. Can you talk about any opportunities in the state of Virginia? I know many months ago Virginia opened bids up for prisons. Are those opportunities still on the table and sounds like the Republicans are going to win on a land slide in the gubernatorial race, wondering if you can comment there and putting feeler out for opportunities in that state.

Wayne Calabrese — The GEO Group — Vice Chairman, President
It is Wayne. First, I think the opportunities you mentioned Virginia may have put out before, at one point Virginia was talking about actually bringing prisoners into some of their beds. I haven’t heard that discussed for quite some time and don’t know that’s actively being pursued. They have had with our firm for about a year and a half or more now an unsolicited proposal to proceed with a prison, and we are continuing to work that with the Governor’s office and the legislature, but it is slow going at the moment. We hope to see some work done on water and sewer to get the improvements in place for our prison to be developed under that unsolicited proposal that we were selected to proceed on. As far as the gubernatorial race, no particular projection, as to what the consequences of either candidate being elected Governor at this stage. We think in either event, the Governor of Virginia will see the need for additional capacity and perhaps even some consolidation by closing some of the older facilities, and we think we’re well situated to work with the state. We continue to have a good working relationship by virtue of the management of the Lawrenceville facility in Lawrenceville.

Greg Williams — Sidoti & Company — Analyst
Okay. Thanks, Wayne.

Operator
The next question comes from the line of Todd Van Fleet with First Analysis, please proceed.

Todd Van Fleet — First Analysis — Analyst
I want to give you a chance to talk about the opportunity as you see it in Oklahoma. If you want to quantify it for us. Thanks.

George Zoley — The GEO Group — Chairman, CEO
Well, I think there are some long-term opportunities in Oklahoma with their review of their physical plant at their facility. They have identified some facilities are aged and very costly to maintain and that overtime there would be a shift to close some of those older more costly facilities, and create new ones in different locations. And we we know the state is very open to privatization of those new facilities. So we intend to compete on those new opportunities

Todd Van Fleet — First Analysis — Analyst

Nothing about expanding existing private facilities, George?

George Zoley — The GEO Group — Chairman, CEO
I think they’re looking for green field sites.

Todd Van Fleet — First Analysis — Analyst
Okay. Thank you.

Operator
Ladies and gentlemen, this concludes today’s question-and-answer session. I would now like to turn the call back over the Mr. George Zoley for closing remarks.

George Zoley — The GEO Group — Chairman, CEO
Well, thanks to everyone for joining used today. And we look forward to addressing you on our next conference call.

Operator
Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a good day.